As filed with the Securities and Exchange Commission on August 8, 2019
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
National Health Investors, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	62-1470956 (IRS Employer Identification No.)
222 Robert Rose Drive, Murfreesboro, TN 37129
(Address of Principal Executive Offices)
(Zip Code)

National Health Investors, Inc. 2019 Stock Incentive Plan
(Full title of the plan)

Roger Hopkins
Chief Accounting Officer
National Health Investors, Inc.
222 Robert Rose Drive, Murfreesboro, TN 37129
(Name and Address of Agent for Service)
(615) 890-9100
(Telephone number, including area code, of agent for service)
Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a nonaccelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerate filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Nonaccelerated filer ☐	Smaller Reporting Company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $.01 per share	3,000,000 shares	$78.98	$236,940,000	$28,717

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of National Health Investors, Inc. common stock, $0.01 per share, that become issuable under the National Health Investors, Inc. 2019 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
This estimation is solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) and is based on 3,000,000 shares of Common Stock being offered at an exercise price of $78.98 based upon the average of the high and low prices of the Common Stock on August 5, 2019, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

National Health Investors, Inc. (the “Registrant” or “NHI”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The documents listed below filed by National Health Investors, Inc. are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

(a)
NHI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Commission on February 19, 2019, as amended by Form 10-K/A, filed with the Commission on February 26, 2019;

(b)	NHI’s definitive proxy statement on Schedule 14A, as filed with the Commission on March 19, 2019;

(c)	NHI’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, as filed with the Commission on May 7, 2019;

(d)	NHI’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, as filed with the Commission on August 8, 2019;

(e)
NHI’s Current Reports on Form 8-K as filed with the Commission on January 22, 2019, February 7, 2019, February 19, 2019, February 19, 2019, February 19, 2019 , February 22, 2019, February 26, 2019, April 9, 2019, May 1, 2019, May 6, 2019, May 7, 2019, May 7, 2019, May 7, 2019, May 13, 2019, May 24, 2019, June 6, 2019, June 20, 2019, July 2, 2019, July 26, 2019, August 7, 2019, August 8, 2019, August 8, 2019 and August 8, 2019; and

(f)
The description of our common stock contained in Form 10 as amended by Form 8 effective with the SEC in October 1991 and any amendment or report filed for the purpose of updating such description, including the description of amendments to our charter contained in our proxy statement dated March 20, 2009.

Notwithstanding the foregoing, information that NHI elects to furnish, but not file, or has furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

NHI is also incorporating by reference all documents filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that NHI elects to furnish, but not file, or furnish, but does not file, with the Commission in accordance with Commission rules and regulations) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated in this Registration Statements and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
NHI’s Articles of Incorporation (“Articles”) provide that it shall, to the fullest extent permitted by the Maryland General Corporation Law (“MGCL”), as in effect on the date thereof, or as thereafter from time to time amended, indemnify present and former directors of NHI. The Registrant’s Articles also provide that NHI shall have the power to indemnify, by express provision in its bylaws, by agreement, or by majority vote of either its stockholders or disinterested directors, any one or more of the following classes of individuals: (1) present or former officers, (2) present or former agents and/or employees, (3) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation, or other employee benefit plan maintained by NHI, and (4) persons serving or who have served at NHI’s request in any of these capacities for any other corporation, partnership, joint venture, trust or other enterprises.
Article VII of NHI’s bylaws provides that NHI shall provide to all persons elected or appointed as an officer of NHI indemnification on account of matters resulting in their capacity as an officer to the full extent permitted by NHI’s Articles.
The MGCL presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited by charter provision, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or (ii) if the judgment or other final adjudication is entered in a proceeding based on a finding that the directors’ or officers’ action, or failure to act, was a result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. NHI’s Articles limit the liability of directors and officers to NHI and its stockholders to the full extent permitted under the MGCL. The provisions of NHI’s Articles do not limit the ability of NHI or its stockholders to obtain other relief, such as injunction or rescission.
Section 2-418 of the MGCL requires a corporation, unless its articles of incorporation provide otherwise, which NHI’s Articles do not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity, or in the defense of any claim, issue or matter in the proceeding. Section 2-418 of the MGCL generally permits indemnification of any director or officer made or threatened to be made a party to any proceedings by reason of service as a director or officer unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires a corporation, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by such corporation as authorized by the MGCL and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by such corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer failed to meet the requisite standard of conduct for permitted indemnification.

Item 7.	Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form S-11 Registration Statement No. 33-41863, filed in paper - hyperlink is not required pursuant to Rule 105 of Regulation S-T)

3.2	Amendment to Articles of Incorporation dated May 1, 2009 (Incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement filed March 23, 2009)

3.3	Amendment to Articles of Incorporation approved by shareholders on May 2, 2014 (Incorporated by reference to Exhibit 3.3 to Form 10-Q dated August 4, 2014)

3.4	Restated Bylaws, as amended November 5, 2012 (Incorporated by reference to Exhibit 3.3 to Form 10-K filed February 15, 2013)

3.5	Amendment No. 1 to Restated Bylaws dated February 14, 2014 (Incorporated by reference to Exhibit 3.4 to Form 10-K filed February 14, 2014)

4.1
Form of Common Stock Certificate (incorporated by reference to Exhibit 39 to Form S-11 Registration Statement No. 33-41863, filed in paper - hyperlink is not required pursuant to Rule 105 of Regulation S-T)

5.1	Opinion of Bass, Berry & Sims PLC.

10.1	2019 Stock Incentive Plan (Incorporated by reference to Appendix A to the Company’s Proxy Statement filed March 19, 2019)

23.1	Consent of BDO USA, LLP.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

23.3	Consent of Moyer Smith & Roller

24	Power of Attorney (included on signature pages).

Item 9.    Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murfreesboro, State of Tennessee, on August 8, 2019.

National Health Investors, Inc.
By: _/s/ D. Eric Mendelsohn___________
D. Eric Mendelsohn Chief Executive Officer and President
Date: August 8, 2019
POWER OF ATTORNEY
Each person whose signature to this Registration Statement appears below hereby appoints D. Eric Mendelsohn, the Registrant's Chief Executive Officer, and Roger R. Hopkins, the Registrant's Chief Accounting Officer and each of them, any one of whom  may act as his attorney-infact to execute in the name and behalf of any such person, individually and in the capacity stated below, and to file all amendments and posteffective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorney-infact may deem necessary or appropriate.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ D. Eric Mendelsohn	Chief Executive Officer and President	August 8, 2019
D. Eric Mendelsohn

/s/ Roger R. Hopkins	Chief Accounting Officer	August 8, 2019
Roger R. Hopkins	(principal financial officer)

/s/ W. Andrew Adams	Chairman of the Board	August 8, 2019
W. Andrew Adams

/s/ Robert A. McCabe	Director	August 8, 2019
Robert A. McCabe, Jr.

/s/ Robert T. Webb	Director	August 8, 2019
Robert T. Webb

/s/ James R. Jobe	Director	August 8, 2019
James R. Jobe